Exhibit 107

Calculation of Filing Fee Table

FORM S-3

REGISTRATION STATEMENT

(Form Type)

HF Sinclair Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Senior Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due

(1)	There is being registered hereunder such indeterminate amount of senior debt securities and common stock of HF Sinclair Corporation as may from time to time be issued at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all the registration fee.